UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WEST FRASER TIMBER CO. LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 – 858 Beatty Street Vancouver, British Columbia, Canada	V6B 1C1
(Address of Principal Executive Offices)	(Zip Code)

STOCK OPTION PLAN FOR THE FORMER PARTICIPANTS IN

THE STOCK OPTION PLAN OF NORBORD INC.

(Full title of the plan)

West Fraser, Inc.

1900 Exeter Road, Suite 105

Germantown, TN 38138

(Name and address of agent for service)

Tel: 901-620-4200

(Telephone number, including area code, of agent for service)

Copies of communications to:

Michael H. Taylor

McMillan LLP

Royal Centre, 1055 West Georgia Street, Suite 1500

Vancouver, BC, Canada V6E 4N7

Telephone: (604) 691-7410

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-25 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Common shares	885,580 shares	$40.60 per share	$35,954,548	$3,922.64

(1)

This Registration Statement covers common shares of our Company, without par value issuable pursuant to stock options under our Stock Option Plan for the Former Participants in the Stock Option Plan of Norbord Inc. (the “Option Plan”)

(2)

This registration statement shall also cover an indeterminable number of additional shares which may become issuable under the Option Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares.

(3)

The proposed maximum offering price per share of $40.74 has been calculated in accordance with Rule 457(h) of the United States Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee, and constitutes the U.S. dollar equivalent of the weighed average exercise price (rounded to the nearest cent) per share for outstanding stock options granted pursuant to the Option Plan. Such U.S. dollar equivalent was calculated by (i) multiplying the weighted average exercise price of such stock options (rounded to the nearest cent) of CDN$51.89 per share by (ii) the exchange rate of CDN$0.7825 as of January 29, 2021.

(4)

The proposed maximum aggregate offering price has been calculated in accordance with Rule 457(h) under the Securities Act by multiplying (i) the U.S. dollar equivalent of the weighed average exercise price (rounded to the nearest cent) per share for outstanding stock options granted pursuant to the Option Plan by (ii) the registration fee of $109.10 per $1,000,000 of securities registered.

EXPLANATORY NOTE

West Fraser Timber Co. Ltd., a company amalgamated under the laws of British Columbia, Canada (“West Fraser”), is, pursuant to Rule 12g-3(d) under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), a “successor issuer” to Norbord Inc. (“Norbord”) which has historically filed periodic reports under the Exchange Act with the United States Securities and Exchange Commission (the “SEC”) (SEC File No. 001-37694). As Norbord’s common shares (the “Norbord Shares”) were registered under Section 12(b) of the Exchange Act, West Fraser’s common shares (the “West Fraser Shares”) are now deemed registered under that section of the Exchange Act. West Fraser is a “foreign private issuer” (as such term is defined in Rule 3b-4 under the Exchange Act), and has filed a report on Form 6-K (using the EDGAR format type 8-K12B) pursuant to Rule 12g-3(f) under the Exchange Act; it is now required to file periodic reports under the Exchange Act.

Background and Succession Pursuant to Rule 12g-3(d)

Pursuant to the arrangement agreement between West Fraser and Norbord dated November 18, 2020 (the “Arrangement Agreement”), and the plan of arrangement (the “Plan of Arrangement”) contemplated by and in the form annexed to the Arrangement Agreement, West Fraser acquired all of the outstanding Norbord Shares by way of an arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act, effective as of 3:01 a.m. Toronto time on February 1, 2021 (the “Effective Time”). Upon consummation of the Arrangement, Norbord shareholders received 0.675 of a West Fraser Share for each Norbord Share held (the “Exchange Ratio”), and Norbord became a wholly-owned subsidiary of West Fraser. The West Fraser Shares issued in exchange for Norbord Shares under the Arrangement were exempt from registration under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), pursuant to Section 3(a)(10) thereof.

Pursuant to the Arrangement and subject to certain limited exceptions for non-U.S. holders, each stock option to acquire Norbord Shares (each, a “Norbord Option”) outstanding immediately prior to the Effective Time was exchanged, without any further action on the part of any holder thereof, for a replacement stock option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Norbord Option immediately prior to the Effective Time, such number of West Fraser Shares equal to (1) that number of Norbord Shares that were issuable upon exercise of such Norbord Option immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, rounded down to the nearest whole number of West Fraser Shares, at an exercise price per West Fraser Share equal to the quotient determined by dividing (X) the exercise price per Norbord Share at which such Norbord Option was exercisable immediately prior to the Effective Time, by (Y) the Exchange Ratio, rounded up to the nearest whole cent; provided that the exercise price of such Replacement Option was, and was deemed to be, adjusted by the amount, and only to the extent, necessary to ensure that the “In the Money Amount” of such Replacement Option did not exceed the In the Money Amount (if any) of such Norbord Option before the exchange. The Replacement Options have been issued by West Fraser pursuant to, and are governed by the Stock Option Plan for the Former Participants in the Stock Option Plan of Norbord Inc. (the “Stock Option Plan”) covered by this Registration Statement. “In the Money Amount” is defined in the Plan of Arrangement to mean, in respect of a Norbord Option at any time, the amount, if any, by which the aggregate fair market value, at that time, of the shares subject to the option exceeds the aggregate exercise price under the option.

The West Fraser Shares are listed on the Toronto Stock Exchange (the “TSX”) under the trading symbol “WFG”. Prior to the opening of trading on February 1, 2021, the Norbord Shares were suspended from trading on the New York Stock Exchange (the “NYSE”) and the TSX, and the West Fraser Shares were listed and commenced trading on the NYSE under the trading symbol “WFG” on the same day.

2

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be sent or given to participants of the Stock Option Plan, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b) under the Securities Act, or additional information about the Plans, will be available without charge by contacting the Corporate Secretary of the Registrant at Suite 501, 858 Beatty Street, Vancouver, British Columbia, Canada V6B 1C1, or by telephone at +1-604-691-7492.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following document filed by Norbord with the SEC is hereby incorporated by reference into this Registration Statement:

Norbord’s Annual Report on Form 40-F for the year ended December 31, 2019, filed with the SEC on February 5, 2020.

The following documents filed by the Registrant with the SEC are hereby also incorporated by reference into this Registration Statement:

99.2	Audited Consolidated Annual Financial Statements of West Fraser Timber Co. Ltd. for the years ended December 31, 2019 and 2018;*

99.3	Management’s Discussion and Analysis for the year ended December 31, 2019;*

99.4	Annual Information Form of West Fraser Timber Co. Ltd. dated February 11, 2020;*

99.5	Certification of annual filings by CEO dated February 11, 2020;*

99.6	Certification of annual filings by CFO dated February 11, 2020;*

99.9	Management Information Circular of West Fraser Timber Co. Ltd. dated March 6, 2020;*

99.18	Shareholder Rights Plan Agreement dated as of April 9, 2020 Between West Fraser Timber Co. Ltd. and AST Trust Company (Canada) as Rights Agent;*

99.21	Management Information Circular of West Fraser Timber Co. Ltd. dated April 16, 2020;*

99.23	Condensed Interim Consolidated Financial Statements (Unaudited) of West Fraser Timber Co. Ltd. for the three months ended March 31, 2020;*

99.24	Management’s Discussion and Analysis for the three months ended March 31, 2020;*

99.25	Certification of interim filings by CEO dated April 28, 2020;*

99.26	Certification of interim filings by CFO dated April 28, 2020;*

99.29	Report of the Voting Results of the Annual General Meeting of Shareholders of West Fraser Timber Co. Ltd. held on May 26, 2020;*

99.33	Condensed Interim Consolidated Financial Statements (Unaudited) of West Fraser Timber Co. Ltd. for the three and six months ended June 30, 2020;*

99.34	Management’s Discussion and Analysis for the three and six months ended June 30, 2020;*

99.35	Certification of interim filings by CEO dated July 27, 2020;*

99.36	Certification of interim filings by CFO dated July 27, 2020;*

99.40	Condensed Interim Consolidated Financial Statements (Unaudited) of West Fraser Timber Co. Ltd. for the three and nine months ended September 30, 2020;*

99.41	Management’s Discussion and Analysis for the three and nine months ended September 30, 2020;*

99.42	Certification of interim filings by CEO dated October 26, 2020;*

99.43	Certification of interim filings by CFO dated October 26, 2020;*

99.45	Arrangement Agreement made as of November 18, 2020 between West Fraser Timber Co. Ltd. and Norbord Inc.;*

99.46	Voting and Support Agreement made as of November 18, 2020 among Brookfield Asset Management Inc., certain affiliated entities of Brookfield Asset Management Inc., Norbord Inc. and West Fraser Timber Co. Ltd.;*

99.47	Material Change Report dated November 27, 2020;*

99.50	Amended and Restated Voting dated as of November 18, 2020 as amended and restated on December 14, 2020 and Support Agreement among Brookfield Asset Management Inc., certain affiliated entities of Brookfield Asset Management Inc., Norbord Inc. and West Fraser Timber Co. Ltd.;*

99.53	Management Information Circular of West Fraser Timber Co. Ltd. dated December 15, 2020;*

99.56	Report of the Voting Results of the Special Meeting of Shareholders of West Fraser Timber Co. Ltd. held on January 19, 2021

*

Incorporated by reference to the matching exhibit to the Registrant’s Report of Foreign Private Issuer on Form 6-K, filed on February 1, 2021 (using the EDGAR format type 8-K12B) pursuant to Rule 12g-3(f) under the Exchange Act. For convenience of reference, the subparagraph numbers above correspond to the exhibit numbers used in such Report of Foreign Private Issuer on Form 6-K.

The common shares of the Registrant are described in its Annual Information Form dated February 11, 2020, under the heading Capital Structure – Share Capital, which is incorporated into this Registration Statement by reference to Exhibit 99.4 to the Registrant’s Report of Foreign Private Issuer on Form 6-K, filed on February 1, 2021.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Registrant, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6.	Indemnification of Directors and Officers.

The Company’s officers and directors, and their respective heirs and personal or other legal representatives, are eligible for indemnification as permitted by the Business Corporations Act (British Columbia) (the “BCBCA”) and as provided for in our Articles.

Under the BCBCA, a corporation may indemnify a current or former officer or director (and their respective heirs and personal or other legal representatives) against any judgment, penalty or fine imposed in connection with, or amount paid in settlement of, any legal proceeding or investigative action (whether current, threatened, pending or completed) in which such officer or director is a party by reason of such individual having been an officer or director (an “Eligible Proceeding”). A corporation may pay all expenses actually and reasonably incurred by an officer or director in connection with an Eligible Proceeding. After the final disposition of an Eligible Proceeding, a corporation is required to pay all expenses actually and reasonably incurred if the officer or director is either: (a) wholly successful, on the merits or otherwise, in the outcome of the proceeding; or (b) substantially successful on the merits in the outcome of the proceeding.

A corporation is prohibited from indemnifying a current or former officer or director in certain circumstances, including situations where such individual did not act honestly and in good faith with a view to the best interests of the corporation, or the individual did not have reasonable grounds for believing that their conduct in respect of which the proceeding was brought was lawful. Further, a corporation cannot indemnify or cover the expenses of any officer or director in respect of any proceeding brought by or on behalf of the corporation. The Supreme Court of British Columbia may on the application of a corporation or individual seeking indemnification, order indemnification of any liability or expense incurred by such individual.

Under the Company’s Articles, and subject to the BCBCA, the Company must indemnify each current and former director of the Company and, to the extent the Company’s board of directors determines, each current and former officer of the Company, as well as the heirs and personal representatives of any such person, against all costs, charges and expenses actually incurred by such person, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding, and whether or not such person is made a party to the action or proceeding by reason of having so served as a director or officer, provided that:

(a)	the person acted honestly and in good faith with a view to the best interests of the Company, and

(b)	in the case of a criminal or administrative action or proceeding, the person had reasonable grounds for believing that their conduct was lawful.

In addition, under the Company’s Articles and subject to any restrictions in the BCBCA, the Company may indemnify any person (including a party eligible for indemnification as outlined in above) in such other circumstances as the law allows.

Furthermore, under the Company’s Articles, the Company may purchase and maintain insurance for the benefit of any eligible party against any liability incurred by any eligible party.

The Company currently has a director and officer insurance program in place. In addition, the Company has entered into indemnification agreements with its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling the Company under the provisions described above, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

Exhibit Number	Description of Exhibit

4.1	Stock Option Plan for the Former Participants in the Stock Option Plan of Norbord Inc. (1)

5.1	Legal Opinion of McMillan LLP(1)

23.1	Consent of McMillan LLP(2)

23.2	Consent of KPMG LLP(1)

23.3	Consent of PricewaterhouseCoopers LLP(1)

24.1	Power of Attorney (Included in Signature Page)

Notes:

(1)	Filed as an exhibit to this Registration Statement on Form S-8.
(2)	Included in Exhibit 5.1 to this Registration Statement on Form S-8.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	to include any material information with respect to the plan of distribution.

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 14(d) of the Exchange Act that are incorporated by reference into this registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia on the 1st day of February, 2021.

WEST FRASER TIMBER CO. LTD.

By:

/s/ Raymond W. Ferris
Signature

Raymond W. Ferris
Name

President and Chief Executive Officer
Title

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond W. Ferris as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Raymond W. Ferris Raymond W. Ferris	President and Chief Executive Officer (Principal Executive Officer) and a director	February 1, 2021

/s/ Christopher A. Virostek Christopher A. Virostek	Vice-President, Finance and Chief Financial Officer (Principal Financial Officer)	February 1, 2021

/s/ Henry H. Ketcham Henry H. Ketcham	Director	February 1, 2021

/s/ John Ketcham John Ketcham	Director	February 1, 2021

/s/ Reid E. Carter Reid E. Carter	Director	February 1, 2021

/s/ Gillian D. Winckler Gillian D. Winckler	Director	February 1, 2021

/s/ John N. Floren John N. Floren	Director	February 1, 2021

/s/ Brian G. Kenning Brian G. Kenning	Director	February 1, 2021

/s/ Colleen McMorrow Colleen McMorrow	Director	February 1, 2021

/s/ Marian Lawson Marian Lawson	Director	February 1, 2021

/s/ Robert L. Phillips Robert L. Phillips	Director	February 1, 2021

/s/ Janice G. Rennie Janice G. Rennie	Director	February 1, 2021

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the undersigned solely as the duly authorized representative of West Fraser Timber Co. Ltd. in the United States on the 1st day of February, 2021.

WEST FRASER, INC.

By:

/s/ Sean McLaren
Signature

Sean McLaren
Name

President
Title